Exhibit 99.1

Point Therapeutics Receives Additional Notice of Non-Compliance from NASDAQ

WELLESLEY, Mass.--(BUSINESS WIRE)--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that, as anticipated, Point received an additional notice of non-compliance from the staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC. The notice was based upon Point’s failure to solicit proxies and hold an annual meeting of stockholders prior to December 31, 2007, as required by NASDAQ Marketplace Rules 4350(g) and 4350(e), respectively. The notice was issued in accordance with NASDAQ rules and procedures and notwithstanding the recent decision of the NASDAQ Listing Qualifications Panel (the “Panel”) which granted Point’s request for continued listing on NASDAQ, pending completion of its proposed merger with DARA BioSciences, Inc. (“DARA”) on or before January 30, 2008.

As announced on December 27, 2007, Point has scheduled a meeting of stockholders for January 29, 2008 to consider various proposals, including the proposed merger between a subsidiary of Point and DARA. The Point stockholders meeting is designated an annual meeting and will include the election of new directors to take effect upon consummation of the merger with DARA. Point has already mailed the proxy for the annual meeting to its stockholders.

NASDAQ has invited Point to make an additional submission to the Panel by January 11, 2008 regarding the notice of additional deficiency, and Point intends to provide the Panel with such a submission on a timely basis. As announced by Point on December 17, 2007, the Panel granted Point’s earlier request for continued listing of its securities on the NASDAQ Capital Market, subject to satisfaction of certain conditions by January 30, 2008, including completion of the merger with DARA and approval of a NASDAQ initial listing application filed by Point and DARA on October 26, 2007. Point intends to request that the Panel allow continued listing of its securities, subject to satisfaction by January 30, 2008 of the previously-imposed conditions.

About DARA BioSciences, Inc.:

DARA BioSciences, Inc. is a Raleigh, North Carolina-based development-stage pharmaceutical company that acquires promising therapeutic molecules and medical technologies. DARA focuses its therapeutic development efforts on small molecules from late preclinical development through phase 2 clinical trials. DARA is developing a portfolio of therapeutic candidates for neuropathic pain, metabolic diseases including Type 2 diabetes, and dermatological disorders.

About Point Therapeutics, Inc.:

Point Therapeutics, Inc. is a biopharmaceutical company which has studied its lead product candidate, talabostat, in a number of human clinical trials in late-stage cancers. In May 2007, interim clinical results caused Point's Independent Data Monitoring Committee to recommend stopping Point's two Phase 3 talabostat studies for patients in advanced non-small cell lung cancer. Subsequently, the talabostat clinical development program was put on clinical hold by the U.S. Food and Drug Administration. Point has also studied talabostat in several Phase 2 trials, including as a single-agent and in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, in combination with gemcitabine in Stage IV pancreatic cancer, and in combination with docetaxel in non-small cell lung cancer. Due to cash limitations, Point is not currently funding any internal research or clinical operations.

FORWARD LOOKING STATEMENTS:

This press release contains forward-looking statements, including statements regarding the timing of the meeting of Point’s stockholders, closing of the merger, and NASDAQ submissions that involve known and unknown risks, uncertainties and other factors that may cause actual outcomes to differ materially from outcomes expressed or implied by this press release. Such risk factors include, among others, that the matters submitted for stockholder approval at the meetings of stockholders may not be approved and that the Panel may deny Point’s request for continued listing of its securities. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of the Form S-4 filed with the Securities and Exchange Commission on December 17, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

Additional Information and Where to Find It

On October 9, 2007, Point entered into a definitive agreement to merge with DARA. Pursuant to the merger agreement, DARA will merge with DP Acquisition Corp., a newly-formed subsidiary of Point, with DARA surviving as a wholly-owned subsidiary of Point. After giving effect to the merger, DARA stockholders will hold 96.4% of the combined company’s outstanding shares of common stock on a fully-diluted basis, and Point will change its name to DARA BioSciences, Inc. and be based in Raleigh, North Carolina. For information regarding the proposed merger, please refer to the registration statement on Form S-4, which contains a joint proxy statement/prospectus and other relevant materials, filed by Point with the Securities and Exchange Commission on December 17, 2007. INVESTORS AND SECURITY HOLDERS OF POINT AND DARA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT DARA, POINT AND THE MERGER. The joint proxy statement/prospectus and other relevant materials and any other documents filed by Point with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Point by directing a request to: Point Therapeutics, Inc., 70 Walnut Street, Wellesley Hills, MA 02481, Attention: Investor Relations.

Point and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Point in favor of the merger. Investors and stockholders may obtain detailed information regarding the direct and indirect interests of DARA, Point and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.

CONTACT:
Point Therapeutics, Inc.
Michael Duffy, 781-239-7503